                                  EXHIBIT 11.2

                          SONUS PHARMACEUTICALS, INC.

              COMPUTATION OF PRO FORMA NET INCOME (LOSS) PER SHARE



                                                                    Three Months Ended          Six Months Ended
                                                                       June 30, 1995              June 30, 1995
                                                                    --------------------      --------------------
 Net loss  . . . . . . . . . . . . . . . . . . . . . . . . .        $         (1,624,111)     $           (890,983)

 Add interest on deferred revenue  . . . . . . . . . . . . .                      35,963                   128,502
                                                                    --------------------      --------------------
                                                                    $         (1,588,148)     $           (762,481)
                                                                    ====================      ====================
 Weighted average shares outstanding . . . . . . . . . . . .                   1,952,836                 1,969,332

 Weighted average common shares giving effect to the
   conversion of preferred stock into common stock for
   all periods subsequent to issuance  . . . . . . . . . . .                   2,325,219                 2,325,219

 Net effect of stock options exercised and stock options
   and warrants granted during the 12 months prior to
   the Company's filing of its initial public offering, at
   less than offering price, calculated using the treasury
   stock method at the offering price of $7 per share,
   and treated as outstanding for all periods presented  . .                      97,196                   192,712

 Weighted average common shares giving effect to the
   conversion of the convertible subordinated debenture
   into common stock using the initial public offering
   price of $7 per share . . . . . . . . . . . . . . . . . .                     462,857                   462,857

 Weighted average common shares giving effect to the
   conversion of $3.6 million of deferred revenue from
   the time of receipt, plus accrued interest at the initial
   public offering price of $7 per share . . . . . . . . . .                     536,334                   467,809
                                                                    --------------------      --------------------
 Shares used in computation of pro forma net loss per
   share . . . . . . . . . . . . . . . . . . . . . . . . . .                   5,374,442                 5,417,929
                                                                    ====================      ====================
 Pro forma net loss per share  . . . . . . . . . . . . . . .        $              (0.30)     $              (0.14)
                                                                    ====================      ====================